Exhibit 23.1






                              ACCOUNTANT'S CONSENT





The Partners
CarrAmerica Realty, L.P.:


We consent to incorporation by reference in the registration statement (No. 333-22353) on Form S-3 of CarrAmerica Realty, L.P. of our report dated
February 6, 1999, relating to the consolidated balance sheets of CarrAmerica Realty, L.P. as of December 31, 1998 and 1997, and the related consolidated statements of operations, partners' capital, and cash flows for each of the years in the period from March 6, 1996 (date of inception) through December 31, 1998 and the related schedule, which report appears in the December 31, 1998, annual report on Form 10-K of CarrAmerica Realty, L.P.







                                                       KPMG LLP


Washington, D.C.
March 31, 1999